Exhibit 99.1

Salary.com

Index to Consolidated Financial Statements

Salary.com Consolidated Financial Statements: Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2010 (unaudited) and March 31, 2010	2

Consolidated Statements of Operations for the three months ended June 30, 2010 and 2009 (unaudited)	3

Consolidated Statements of Stockholders’ Equity for the three months ended June 30, 2010 (unaudited)	4

Consolidated Statements of Cash Flows for the three months ended June 30, 2010 and 2009 (unaudited)	5

Notes to Consolidated Financial Statements (unaudited)	6-16

PART I.

FINANCIAL INFORMATION

Item 1.	Financial Statements:

SALARY.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2010	March 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,422	$8,773
Accounts receivable, less allowance for doubtful accounts of $308 and $249, at June 30, 2010 and March 31, 2010, respectively	5,990	7,695
Prepaid expenses and other current assets	1,660	2,069
Assets of discontinued operations - held for sale	9,733	—

Total currents assets before funds held for clients	25,805	18,537
Funds held for clients	—	12,967

Total current assets	25,805	31,504

Property, equipment and software, net	1,328	2,094
Amortizable intangible assets, net	6,031	9,125
Other intangible assets	935	935
Goodwill	12,945	14,967
Restricted cash	1,126	1,126
Other assets	204	255

Total assets	$48,374	$60,006

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Revolving credit facility	$2,525	$2,525
Accounts payable	3,343	3,417
Accrued compensation	324	294
Accrued expenses and other current liabilities	5,421	6,251
Deferred revenue, current portion	27,028	29,356
Liabilities of discontinued operations - held for sale	8,240	—

Total current liabilities before client funds obligations	46,881	41,843
Client funds obligations	—	12,967

Total current liabilities	46,881	54,810

Deferred revenue, less current portion	3,377	2,812
Deferred income taxes	1,540	1,519
Other long-term liabilities	19	47

Total liabilities	51,817	59,188

Commitments and contingencies (Note 7)

Stockholders’ (deficit) equity:
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 16,944,074 and
16,705,853 issued and outstanding at June 30, 2010 and March 31, 2010, respectively	2	2
Additional paid-in capital	96,098	94,248
Accumulated deficit	(98,609)	(92,688)
Accumulated other comprehensive loss	(934)	(744)

Total stockholders’ (deficit) equity	(3,443)	818

Total liabilities and stockholders’ (deficit) equity	$48,374	$60,006

See accompanying notes to the unaudited consolidated financial statements.

SALARY.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,
	2010	2009
	(unaudited)
Revenue:
Subscription revenues	$8,918	$8,972
Advertising revenues	786	913

Total revenues	9,704	9,885
Cost of revenues	2,395	2,451

Gross profit	7,309	7,434

Operating expenses:
Research and development	2,077	1,982
Sales and marketing	5,351	5,614
General and administrative	3,979	3,898
Amortization of intangible assets	450	470
Restructuring charges	1,110	—

Total operating expenses	12,967	11,964

Loss from continuing operations	(5,658)	(4,530)

Other income (expense):
Interest income	—	7
Other expense, net	(100)	(99)

Total other expense, net	(100)	(92)

Loss from continuing operations before taxes	(5,758)	(4,622)

Income tax expense	28	26

Loss from continuing operations	(5,786)	(4,648)
Loss from discontinued operations	(135)	(500)

Net loss	$(5,921)	$(5,148)

Net loss per share (basic and diluted):
Loss per share from continuing operations	$(0.34)	$(0.29)
Loss per share from discontinued operations	(0.01)	(0.03)

Net loss per share (1)	$(0.34)	$(0.32)

Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	17,176	16,175

(1)	Totals may not add due to rounding.

See accompanying notes to the unaudited consolidated financial statements.

SALARY.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(in thousands, except share data, unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at March 31, 2010	16,705,853	$2	$94,248	$(92,688)	$(744)	$818
Issuance of common stock for warrant and options exercises	44,560	—	22	—	—	22
Vesting of early exercise stock options	19,674	—	4	—	—	4
Net restricted stock awards issued and vested	135,357	—	(228)	—	—	(228)
Issuance of common stock for employee stock purchase plan	38,630	—	101			101
Stock-based compensation expense	—	—	1,951	—	—	1,951
Comprehensive loss:
Cumulative translation adjustment	—	—	—	—	(190)	(190)
Net loss	—	—	—	(5,921)	—	(5,921)

Comprehensive loss						(6,111)

Balance at June 30, 2010	16,944,074	$2	$96,098	$(98,609)	$(934)	$(3,443)

See accompanying notes to the unaudited consolidated financial statements.

SALARY.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(5,921)	$(5,148)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	308	467
Amortization of intangible assets	882	1,152
Stock-based compensation	1,951	1,485
Board of Directors fees paid in common stock	—	217
Deferred income taxes	27	26
Provision for doubtful accounts	58	179
(Gain) Loss on sale or disposal of property, equipment and software	(16)	12
Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in:
Accounts receivable	850	(28)
Prepaid expenses and other current assets	300	(113)
Other assets	(1)	299
Increase (decrease) in:
Accounts payable	86	890
Accrued expense and other current liabilities	(554)	(147)
Other long-term liabilities	(29)	(4)
Deferred revenue	2,164	801

Net cash provided by operating activities	105	88

Cash flows from investing activities:
Cash paid for acquisition of data	—	(39)
Cash paid for other intangible assets	—	(3)
Increase in restricted cash	—	(1)
Purchases of property, equipment and software	(49)	(64)
Proceeds on sale of property, equipment and software	253	1
Capitalization of software development costs	(35)	(39)
Net decrease in assets held to satisfy client funds obligations	9,145	10,619

Net cash provided by investing activities	9,314	10,474

Cash flows from financing activities:
Proceeds from revolving credit facility	—	6,975
Repayments of revolving line of credit and note payable	(72)	(9,147)
Proceeds from exercise of common stock options and warrants	23	87
Repurchase of unvested exercised stock options	(5)	(9)
Repurchase and retirement of common and restricted stock	—	(1,750)
Net decrease in client funds obligations	(9,145)	(10,619)

Net cash used in financing activities	(9,199)	(14,463)

Effect of exchange rate changes on cash and cash equivalents	(119)	(166)

Net increase (decrease) in cash and cash equivalents	101	(4,067)
Cash and cash equivalents, beginning of period	8,773	21,085

Cash and cash equivalents, end of period	$8,874	$17,018

Cash and cash equivalents on this statement of cash flows includes $452 of cash which is classified as discontinued operations in the June 30, 2010 Balance Sheet.

See accompanying notes to the unaudited consolidated financial statements.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

Salary.com, Inc. (the “Company”) is a leading provider of on-demand compensation and talent management solutions in the human capital software-as-a-service (“SaaS”) market. The Company’s software, services and proprietary content help businesses and individuals manage pay and performance. The Company’s products include: CompAnalyst ® , a suite of on-demand compensation management applications that integrates the Company’s data, third-party survey data and a customer’s own pay data with a complete analytics offering; TalentManager ® , the Company’s employee lifecycle performance management software suite which helps businesses automate performance reviews, streamline compensation planning, perform succession planning, and link employee pay to performance; and IPAS ® , a global compensation technology survey with coverage of technology jobs from clerk to chief executive officer in more than 90 countries. The Company also offers one of the largest libraries of leadership and job-specific competencies and a leading job-competency model to manage competencies by position. The Company was incorporated in Delaware in 1999 and its principal operations are located in Needham, Massachusetts. Since December 2006, the Company has operated a facility in Shanghai, China, primarily for research and development activities. In August 2008, the Company acquired Infobasis Limited, now known as Salary.com Limited, a competency-based skills management software company, located in Abingdon, United Kingdom. On December 17, 2008, the Company acquired Genesys Software Systems, Inc. (Genesys), a provider of on-demand HRMS, benefits and payroll services. In August 2010, the Company completed the divestiture of its payroll reporting unit which primarily consisted of Genesys. In June 2010, the Company shut down its telesales operation in Montego Bay, Jamaica which had operated there since February 2009. The Company conducts its business primarily in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

Pursuant to accounting requirements of the Securities and Exchange Commission (“SEC”) applicable to quarterly reports on Form 10-Q, the accompanying unaudited consolidated financial statements and these notes do not include all disclosures required by the General Principles Topic of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) for complete financial statements. Accordingly, these statements should be read in conjunction with the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

During the quarter ended June 30, 2010, the Company approved plans to divest its payroll reporting unit. The payroll reporting unit primarily consisted of the Company’s enterprise payroll and human resource management software sold by the Company’s former Genesys subsidiary and its small business payroll products. In August 2010, the Company completed this divestiture. The decision to divest these businesses was based on the Company’s determination that its product offerings were too broad and its decision to focus its resources in the areas where the Company believes it has the greatest potential for profitable growth: compensation, talent management and consumer businesses. As a result, the Company began reporting its payroll reporting unit as a discontinued operation in the first quarter of fiscal 2011. See Note 4 for further information on the discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of long-lived assets, goodwill and intangible assets, acquisition accounting, discontinued operations, income taxes, allowance for doubtful accounts, stock-based compensation and capitalization of software development costs. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from those estimates.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Summary of Significant Accounting Policies

The accounting policies underlying the accompanying unaudited consolidated financial statements are those set forth in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, filed with the SEC on June 29, 2010, with the exception of the disclosure of potentially outstanding common stock, which is noted below.

Net Loss Attributable to Common Stockholders per Share

Net loss per share is presented in accordance with ASC 260, “Earnings per Share” (“ASC 260”), which requires the presentation of “basic” earnings (loss) per share and “diluted” earnings (loss) per share. Basic net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock unless the effect is antidilutive.

The following summarizes the potential outstanding common stock of the Company as of the end of each period:

	June 30,
	2010	2009
Options to purchase common stock	1,345,139	1,652,276
Warrants to purchase common stock	1,400	53,612
Restricted stock awards	1,384,206	2,089,441

Total options, warrants and restricted stock awards exercisable or convertible into common stock	2,730,745	3,795,329

If the outstanding options and warrants were exercised or converted into common stock or the restricted stock awards were to vest, the result would be anti-dilutive. Therefore, basic and diluted net loss attributable to common stockholders per share is the same for all periods presented in the accompanying consolidated statements of operations.

As required by ASC 260, instruments granted in share-based payment transactions that met a certain criteria are considered to be participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in ASC 260. The Company determined that the restricted stock outstanding that is related to the early exercise of stock options are required to be included in the computation of earnings per share. As of June 30, 2010 and 2009, participating securities included in the earnings allocation in computing earnings per share were 354,000 shares and 577,000 shares, respectively.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value and includes a framework for measuring fair value and disclosing fair value measurements in financial statements. Fair value is a market-based measurement rather than an entity-specific measurement and the fair value hierarchy makes a distinction between assumptions developed based on market data obtained from independent sources (observable inputs) and the reporting entity’s own assumptions (unobservable inputs). This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, including notes payable and revolving credit facility approximate their fair value because of their short-term nature.

Recent Accounting Pronouncements

In September 2009, the FASB issued Accounting Standards Update 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Revenue Arrangements” (“ASU 2009-13’), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The new guidance will be effective prospectively for revenue arrangements entered into or materially modified beginning in fiscal years on or after June 15, 2010. The Company expects this guidance may have a significant impact on the Company’s revenue recognition policy and financial statements; however, the Company has not determined the impact of adopting this standard on its consolidated financial statements as of June 30, 2010.

In September 2009, the FASB issued Accounting Standards Update 2009-14, “Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements” (“ASU 2009-14’), which addresses the accounting for revenue transactions involving software. ASU 2009-14 amends ASC 985-605 to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. The new guidance will be effective prospectively for revenue arrangements entered into or materially modified beginning in fiscal years on or after June 15, 2010. The Company expects this guidance may have a significant impact on the Company’s revenue recognition policy and financial statements, however; the Company has not determined the impact of adopting this standard on its consolidated financial statements as of June 30, 2010.

3. GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets as of June 30, 2010 and March 31, 2010 consist of the following:

	(in thousands)
	June 30, 2010			March 31, 2010
	Cost (a)	Accumulated Amortization (a)	Carrying Amount (a)	Cost	Accumulated Amortization	Carrying Amount
Amortizable intangible assets (a):
Non-compete agreements (5 years)	$1,776	$1,516	$260	$1,836	$1,432	$404
Customer relationships (5-7 years)	6,758	3,574	3,184	8,391	3,703	4,688
Developed technology (5-7 years)	1,536	476	1,060	3,184	1,143	2,041
Other intangible assets (5-18 years)	368	213	155	368	207	161
Trade name (5 years)	603	114	489	927	285	642
Data acquisition costs (1-3 years)	4,720	3,837	883	4,683	3,494	1,189

Total amortizable intangible assets	15,761	$9,730	6,031	19,389	$10,264	9,125

Unamortizable intangible assets:
Goodwill	12,945		12,945	14,967		14,967
Other indefinite lived intangible assets	935		935	935		935

Total goodwill and other indefinite lived intangible assets	13,880		13,880	15,902		15,902

Total intangible assets	$29,641		$19,911	$35,291		$25,027

(a)	During the first quarter of fiscal 2011, amortizable intangible assets with costs of $3.7 million and carrying amounts of $2.2 million were reclassified to discontinued operations.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s indefinite-lived acquired intangible assets consist of trade names and domain names. All of the Company’s finite-lived acquired intangible assets are subject to amortization over their estimated useful lives. No residual value is estimated for these intangible assets. Acquired intangible asset amortization for the three months ended June 30, 2010 and 2009 was approximately $857,000 and $1,152,000, respectively, of which $407,000 and $414,000, respectively, is included in cost of revenues. Amortization for the data acquisition costs begins once the acquired data is integrated into the related product and that product is available to the Company’s customers.

Estimated annual amortization expense for the next five years related to intangible assets is as follows:

(in thousands)
Year ending March 31,
2011	$2,858
2012	1,857
2013	954
2014	488
2015	396

The changes in the carrying amount of goodwill for the three months ended June 30, 2010 are as follows:

(in thousands)
Balance as of March 31, 2010	$14,967
Reclassified to discontinued operations	(2,022)

Balance as of June 30, 2010	$12,945

4. DISCONTINUED OPERATIONS

In May 2010, the Company approved plans to divest its payroll reporting unit. The payroll reporting unit primarily consisted of the Company’s enterprise payroll and human resource management software sold by the Company’s former Genesys subsidiary and its small business payroll products. This divestiture was completed in August 2010 and the selling price, including estimated costs to sell, exceeded the carrying value of the unit as of June 30, 2010. The decision to divest this business was based on the Company’s determination that its product offerings were too broad and its decision to focus its resources in the areas where the Company believes it has the greatest potential for profitable growth: compensation, talent management and consumer businesses. Accordingly, results of this reporting unit have been classified as discontinued operations.

Operating results from our payroll/HRMS reporting unit for the three months ended June 30, 2010 and 2009 were as follows:

	(in thousands) Three months ended June 30,
	2010	2009
Total revenues	$1,511	$1,472
Cost of revenues	843	1,182
Operating expenses	803	790
Net loss	(135)	(500)

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company identified the following carrying amounts of major classes of assets and liabilities associated with the payroll reporting as of June 30, 2010 and March 31, 2010:

	(in thousands)
	June 30, 2010	March 31, 2010
Assets
Current assets	$1,346	$2,514
Funds held for clients	3,822	12,967

Total current assets	5,168	15,481

Intangible assets, net	2,249	2,274
Goodwill	2,022	2,022
Other non-current assets	294	299

Total assets	$9,733	$20,076

Liabilities
Deferred revenue, current portion	$3,927	$3,299
Other current liabilities	485	693
Client funds obligations	3,822	12,967

Total current liabilities	8,234	16,959

Non-current liabilities	6	13

Total liabilities	$8,240	$16,972

5. STOCK-BASED COMPENSATION

Stock-based compensation by line item in the statement of operations for the three months ended June 30, 2010 and 2009 was as follows:

	(in thousands)
	Three months ended June 30,
	2010	2009
Cost of revenues	$147	$225
Research and development	199	260
Sales and marketing	317	581
General and administrative	799	419
Restructuring charges	489	—

	$1,951	$1,485

Stock Options

Stock option activity, under all plans, during the three months ended June 30, 2010 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding - beginning of period	1,265,307	$6.390
Granted	179,487	1.950
Exercised	(44,560)	0.499
Canceled	(55,095)	4.549

Outstanding - end of period	1,345,139	$6.071

Exercisable - end of period	1,030,364	$6.969

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Company’s 2000 Stock Option and Incentive Plan and 2004 Stock Option and Incentive Plan, option recipients (“Option Holders”) are permitted to exercise options in advance of vesting. Any options exercised in advance of vesting result in the Option Holder receiving restricted shares, which are then subject to vesting under the respective option’s vesting schedule. Restricted shares are subject to a right of repurchase by the Company and if any Option Holder who is an employee leaves the Company (either voluntarily or involuntarily), the Company has the right (but not the obligation) to repurchase the restricted shares at the original price paid by the Option Holder at the time the options were exercised. Because the Company has the right to repurchase the restricted shares upon the cessation of employment, the Company has recognized this potential liability for repurchase on the balance sheet as a subscription payable of $75,000 as of June 30, 2010, which is included in “Accrued expenses and other current liabilities.” Upon vesting of the restricted shares, the subscription payable is relieved and recorded in equity. As of June 30, 2010 and 2009, there were 327,176 and 577,594 restricted shares outstanding, respectively, which resulted from the exercise of unvested stock options.

The Company uses the Black-Scholes option-pricing model to value option grants and determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates. During the three months ended June 30, 2010, the Company granted stock options to its Chief Executive Officer and President and also modified awards to its former Chief Executive Officer and President. The modification of the former executive’s awards consisted of an extension of the awards’ contractual period to exercise based on his continued services provided on the Board of Directors. The Company did not grant any new stock options during the three months ended June 30, 2009.

For the awards granted or modified during the years the three months ended June 30, 2010, the Company determined it has adequate historical data from its traded share price, as such, expected volatilities utilized in the model are based on the historic volatility of the Company’s stock price.

The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life.

The expected term of the options granted was determined based upon review of the period that the Company’s share-based awards are expected to be outstanding and is estimated based on historical experience of similar awards, giving consideration to the contractual term of the awards, vesting schedules and expectations of employee exercise behavior.

The Company does not intend to pay dividends on its common stock for the foreseeable future and, accordingly, uses a dividends yield of zero.

In accordance with the provisions of ASC 718, “Stock Compensation” (“ASC 718”), the Company recognizes compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience and its growing employee base. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

The following table provides the assumptions used in determining the fair value of the share-based awards granted for the three months ended June 30, 2010:

Risk-Free Rate	2.54%
Expected Life	5 years
Expected Volatility	77.37%
Expected Dividend Yield	0%

Compensation expense related to stock options included in the consolidated statement of operations for the three months ended June 30, 2010 and 2009 was approximately $352,000 and $296,000, respectively. Compensation expense related to stock options is based on awards ultimately expected to vest and reflects an estimate of awards that will be forfeited. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

On February 20, 2010, the Company’s President and Chief Executive Officer resigned from his positions at the Company. As a result of the resignation, the Company accelerated the vesting of all outstanding stock options, restricted stock unit awards and any other equity awards held by this former executive. On May 20, 2010, the former executive’s stock option agreements were amended in order to extend the period in which the individual may exercise the awards to coincide with the former executive’s continuing service on the Board of Directors. As a result of this modification, the Company recognized a non-cash compensation charge of approximately $0.2 million in the quarter ended June 30, 2010.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of June 30, 2010, there was approximately $1.0 million of total unrecognized compensation expense related to stock options. That cost is expected to be recognized over a weighted average period of 3.0 years.

Restricted Stock Awards

On January 12, 2007, the Compensation Committee of the Board of Directors of the Company approved a form of restricted stock agreement for use under the Company’s 2007 Stock Plan pursuant to which the Company has granted stock options and restricted stock awards. The shares of restricted stock awards have a per share price of $0.0001 which equals the par value. The fair value is measured based upon the closing NASDAQ market price of the underlying Company stock as of the date of grant. Compensation expense from the restricted stock awards is amortized over the applicable vesting period, generally 3 years, using the straight-line method. Unamortized compensation cost related to restricted stock awards was $3.2 million as of June 30, 2010. This cost is expected to be recognized over a weighted-average period of 1.3 years. The following table presents a summary of the restricted stock award activity for the three months ended June 30, 2010:

	Number of Awards	Weighted Average Grant Date Fair Value
Unvested balance - beginning of period	1,603,856	$4.506
Awarded	309,796	3.015
Vested	(343,026)	3.386
Canceled	(186,420)	3.702

Unvested balance - end of period	1,384,206	$4.560

The Company recorded compensation expense of approximately $1,589,000 and $1,143,000 related to restricted stock awards during the three months ended June 30, 2010 and 2009, respectively.

Shares Available for Grant

The following is a summary of all stock option and restricted stock award activity and shares available for grant under the 2007 Plan and for the three months ended June 30, 2010 and 2009.

	Three months ended June 30,
	2010	2009
Balance - beginning of period	2,095,545	2,483,409
Stock options granted	(179,487)	—
Restricted stock awards granted	(309,796)	(30,132)
Stock options cancelled/forfeited	78,320	192,075
Restricted stock awards cancelled/forfeited	186,420	80,003

Balance - end of period	1,871,002	2,725,355

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Distribution and Dilutive Effect of Options and Restricted Shares

	Three months ended
	June 30,
	2010	2009
Shares of common stock outstanding	16,944,074	15,660,501

Stock options granted	179,487	—
Restricted stock awards granted	309,796	30,132
Stock options cancelled/forfeited	(78,320)	(192,075)
Restricted stock awards cancelled/forfeited	(186,420)	(80,003)

Net options/restricted stock granted	224,543	(241,946)

Grant dilution (1)	1.3%	-1.5%

Stock options exercised	44,560	54,225
Restricted stock awards vested	361,959	369,603

Total stock options exercised/restricted stock awards vested	406,519	423,828

Exercised dilution (2)	2.4%	2.7%

(1)	The percentage for grant dilution is computed based on net options and restricted stock awards granted as a percentage of shares of common stock outstanding.
(2)	The percentage for exercise dilution is computed based on net options exercised as a percentage of shares of common stock outstanding.

Employee Stock Purchase Plan

On January 17, 2007, the Company’s Board of Directors and stockholders approved the adoption of the 2007 Employee Stock Purchase Plan (“ESPP”). Stock purchase rights are granted to eligible employees during six month offering periods with purchase dates at the end of each offering period. The offering periods generally commence each April 1 and October 1. Shares are purchased through payroll deductions at purchase prices equal to 90% of the fair market value of the Company’s common stock at either the first day or the last day of the offering period, whichever is lower. The Company recorded compensation expense of approximately $10,000 and $46,000 related to shares issued under our employee stock purchase plan for the three months ended June 30, 2010 and 2009, respectively.

Warrants

As of June 30, 2010, the Company had outstanding warrants to purchase 1,400 shares of common stock at an exercise price of $0.89 per share. The following table presents a summary of the warrant activity for the three months ended June 30, 2010:

	Number of Warrants	Weighted Average Exercise Price
Outstanding - beginning of period	35,527	$0.321
Granted	—
Exercised	—	—
Canceled	(34,127)	0.299

Outstanding - end of period	1,400	$0.893

Exercisable - end of period	1,400	$0.893

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Repurchase Program

On December 15, 2008, the Board of Directors authorized the repurchase by the Company of up to $2.5 million of its common stock from time to time at prevailing prices in the open market or in negotiated transactions off the market. On April 17, 2009, the Company’s Board of Directors increased the size of its share repurchase program from $2.5 million to $7.5 million. During the three months ended June 30, 2009, the Company repurchased and retired 862,406 shares with a total value of approximately $1.6 million pursuant to this repurchase program. During the three months ended June 30, 2010, the Company did not repurchase any shares pursuant to this repurchase program. Since the inception of the repurchase program through June 30, 2010, 1,348,140 shares with a total value of approximately $2.8 million have been repurchased and retired by the Company.

6. COMMITMENTS AND CONTINGENCIES

Litigation and Claims

In December 2009, the Company lost a significant, but not material, payroll customer as a result of a breach of contract by the customer. As a result of the breach, the Company terminated its agreement with the customer and had commenced litigation procedures in order to recover certain amounts billed to the customer and uncollected as well as termination penalties. On May 5, 2010, the parties executed a Mutual Release and Settlement Agreement which both parties agreed to fully and finally settle and resolve the aforementioned litigation and disputes. As part of the settlement agreement and ancillary agreements, the payroll customer made a $1.2 million payment to the Company on May 12, 2010 related to outstanding billings associated with the previously terminated contract and future license and maintenance agreements.

In addition to the matters noted above, from time to time the Company is subject to legal proceedings and claims in the ordinary course of business. In the opinion of management, the amount of ultimate expense with respect to any other current legal proceedings and claims will not have a material adverse effect on the Company’s financial position or results of operations.

7. INCOME TAXES

The Company follows the provisions of ASC 740-10, “Income Taxes” (“ASC 740-10”), which clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. ASC 740-10 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions.

The amount of unrecognized tax benefits as of June 30, 2010 was $118,000, which, if ultimately recognized, will reduce the Company’s annual effective tax rate. The Company does not expect any material change in unrecognized tax benefits within the next twelve months. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax positions as a component of income tax expense, if any. As of June 30, 2010, the Company has not accrued any interest and penalties for unrecognized tax benefits in its statement of operations.

As of June 30, 2010, the Company is subject to tax in the U.S. Federal, state and foreign jurisdictions. The Company is open to examination for tax years 2006 through 2009. As of June 30, 2010, the Company had net operating loss carryforwards of approximately $38.0 million for state and $42.4 million federal tax purposes which had a full valuation allowance against them. Since the Company has net operating loss and tax credit carryforwards available for future years, those years are also subject to review by the taxing authorities. The Company is not currently under examination by U.S. Federal and state tax authorities or the foreign taxing authorities.

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. REVOLVING CREDIT FACILITY

On August 8, 2008, the Company entered into a modification of its existing credit facility with Silicon Valley Bank to modify certain of the financial covenants and extend the term of the agreement to September 23, 2008. On September 17, 2008, the Company entered into a second modification of its credit facility to extend the term of the agreement to October 8, 2008. On October 8, 2008, the Company entered into a third modification of its credit facility to extend the term of this credit facility for two years to October 8, 2010 and increased the line of credit from $5.0 million to $10.0 million. On March 16, 2009, the Company entered into a fourth modification of its agreement, which added Genesys as a guarantor to the Company’s obligations under the credit facility. On June 29, 2009, the Company entered into a fifth modification to its agreement which increased the interest rate and certain fees payable, amended certain financial covenants, and increased the amount of stock the Company can repurchase under its repurchase plans. On October 15, 2009, the Company entered into a sixth modification to its agreement decreasing the line of credit to $5.0 million, modifying the interest rate and amending certain financial covenants. In addition, in August 2010, the Company modified the credit facility to remove the pledge on the stock of the Company’s former Genesys subsidiary. Following the sixth modification, up to $5.0 million is available under this credit facility and the facility is collateralized by substantially all of the Company’s assets and expires on October 8, 2010. The line of credit may be used to secure letters of credit and cash management services and the line of credit may be used in connection with foreign exchange forward contracts. The line of credit is subject to a financial covenant that requires the Company to maintain a ratio of assets to liabilities (net of deferred revenue) that is not less than 1.4 to 1. As of June 30, 2010, there was $2.5 million outstanding under the credit facility with a 4.5% interest rate. As of this date, the Company was not in compliance with its debt covenant; however, the Company had sufficient available cash to pay in full the outstanding amounts due on the facility without material consequence to the Company. The Company has received a waiver from Silicon Valley Bank for the month of June 2010 and is currently negotiating an amendment to its existing credit facility. The Company anticipates that the amendment will be completed during the second quarter of fiscal 2011 and that the Company would be in compliance with the covenants of such arrangement.

9. RESTRUCTURING CHARGES

On February 20, 2010, the Company’s President and Chief Executive Officer resigned from his positions at the Company. As a result of the former executive’s resignation, the Company recorded restructuring charges of approximately $1.6 million during the fourth quarter of fiscal 2010. The Company recorded an additional $0.4 million during the quarter ended June 30, 2010 associated with the former executive’s resignation which were comprised of $0.1 million of severance costs, $0.2 million in stock compensation charges associated with the modification of vested awards, and $0.1 million in external consulting costs. The Company also expects to incur an additional $0.9 million of charges in fiscal 2011 related to the transition process which primarily consists of $0.8 million of severance and $0.1 million of external consultant fees to assist with the process. The future severance payments will commence in August 2010 and be paid and expensed over an eighteen month period consistent with the non-compete agreement executed with the former executive.

During the quarter ended June 30, 2010, the Company also recorded restructuring charges of approximately $0.7 million related to severance payments of approximately $0.3 million to employees terminated by the Company, $0.3 million in related stock compensation charges, and an additional $0.1 million in external costs primarily consisting of legal and outplacement services.

Restructuring charges were as follows:

	(in thousands)
	Severance	Stock Compensation	Other	Total
Accrued restructuring balance at March 31, 2010	$39	$—	$272	$311
Restructuring charges	444	489	177	1,110
Cash payments	(329)	—	(126)	(455)
Non-cash charges	—	(489)	—	(489)

Accrued restructuring balance at June 30, 2010	$154	$—	$323	$477

SALARY.COM, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. SEGMENT AND RELATED INFORMATION

The following tables summarize selected financial information of the Company’s operations by geographic locations as the Company operates as only one reportable segment:

Revenues by geographic location consist of the following:

	(in thousands) Three months ended June 30,
	2010	2009
Revenues:
United States	$8,972	$9,256
All other countries	732	629

Total Revenues	$9,704	$9,885

Long-lived assets as of June 30, 2010 and March 31, 2010 by geographic location consist of the following:

	(in thousands)
	June 30, 2010	March 31, 2010
Long-lived assets:
United States	$16,831	$22,218
United Kingdom	5,365	5,522
All other countries	373	762

Total long-lived assets	$22,569	$28,502

Long-lived assets at March 31, 2010 includes approximately $4.6 million of long-lived assets associated with the Company’s payroll reporting unit which have been reclassed to discontinued operations at June 30, 2010.

The Company restated its long-lived assets by geographic location for the United States to $22.2 million (a reduction of approximately $13 million) as of March 31, 2010 due to an error in the calculation of this segment information. In addition, the Company also noted that the March 31, 2009 disclosure should have been presented as $30.0 million (a reduction of approximately $13 million) due to the same calculation error. These errors did not have any impact on the respective consolidated balance sheets or other segment disclosures and management does not believe the errors are material to the consolidated financial statements taken as a whole.

11. SUPPLEMENTAL CASH FLOW INFORMATION

	(in thousands) Three months ended June 30,
	2010	2009
Supplemental cash flow information:
Cash paid for interest	$34	$65

Noncash operating activities:
Board of Directors fees paid in common stock	$—	$217

12. SUBSEQUENT EVENT

On August 11, 2010, the Company completed the sale of its former Genesys wholly-owned subsidiary. In the sale transaction the Company sold all of the shares of former Genesys Software Systems, Inc. in exchange for $2.5 million in cash consideration. The Company has retained liability for the additional consideration that had been earned by the former owners of Genesys of $2.0 million that were due to be settled in June 2010; however, the Company has filed an indemnification claim against the former owners of Genesys. On August 13, 2010, Lawrence J. Munini , individually and as agent and attorney-in-fact for the former shareholders and option holders of the Company’s former subsidiary, Genesys, filed suit against the Company in Massachusetts Superior Court in connection with the payment of this contingent consideration. See Part II, Item 1 “Legal Proceedings” in this Quarterly Report on Form 10-Q.